April 30, 2009

TO:All Stockholders
(Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

With the end of April 2009, we completed the twentieth month of extraordinary challenges affecting our entire economy, including the credit, banking and mortgage markets. Despite the continuing financial crisis, our liquidity position remains strong and our ability to access funds from the capital markets at acceptable costs is, we believe, sufficient to meet operational needs and the needs of the cooperative. We also believe that the FHLBNY continues to have de minimis risk exposure from offering advances, purchasing mortgage loans, making investments, and executing derivative transactions. And most critically, we believe that we will continue to fulfill our role as an important provider of reliable and attractively priced wholesale funding to members.

We anticipate that the:

•	FHLBNY will not incur any material Other-Than-Temporarily-Impaired (OTTI) charges;

•	FHLBNY will continue redeeming excess capital stock each day;

•	FHLBNY will remain strong and stable;

•	FHLBNY will continue to meet all capital requirements;

•	FHLBNY will achieve positive net income for the full year; and

•	FHLBNY will make regular cash dividend declarations.

The cash dividend for the first quarter of 2009 is currently expected to be announced in late May, approximately seven weeks after the close of the calendar quarter. As reported earlier, this timing adjustment was made to allow additional time for the preparation and review of the Bank’s financials in conformance with accounting rules related to fair values.

Average advances in the month of March fell $1.3 billion from the previous month to $98.7 billion. We closed March at $99.4 billion compared to $100.4 billion at the end of February. This decline in advances is the result primarily of the national economic deleveraging and from the government funding/liquidity options available to our members. Whatever the level of immediate demand, we are pleased to provide stable, low-cost wholesale products through our cooperative to a network of established community lenders who have a proven track record of making good, sound mortgages that help to strengthen the economy.

Federal Home Loan Bank of New York Continues Regional Stockholder Meetings

We have completed five well-attended stockholder meetings in New York and New Jersey. Future meetings will be held on May 27, 2009, at Jack’s Oyster House, Albany, New York (luncheon meeting) and on May 28, 2009, at the Hilton Garden Inn, Syracuse, New York (breakfast meeting).

Members can register to attend a nearby meeting by visiting the “Events” page of our website (www.fhlbny.com), which can be found under the “News” tab, or by contacting a Calling Officer at (212) 441-6700.

Eleven Community Lenders Join the Federal Home Loan Bank

In the past several months, 11 community member lenders joined the Home Loan Bank. Four new members are headquartered in New Jersey: Financial Resources Federal Credit Union, Bridgewater; Freedom Bank, Oradel; Heritage Community Bank, Randolph; and North Jersey Federal Credit Union, Totowa.

Seven new members are headquartered in New York: Community Resource Federal Credit Union, Latham; Corning Federal Credit Union, Corning; Fiduciary Trust Company International, New York; Herald National Bank, New York; USNY Bank, Geneva; United Nations Federal Credit Union, Long Island City; and Utica Gas & Electric Employees Federal Credit Union, New Hartford.

I am pleased to welcome these 11 new members, and I thank each for selecting the Home Loan Bank to assist with their liquidity needs.

With an outstanding Board of Directors, a solid, seasoned management team, and a dedicated staff, we continue to follow a steady course and execute the plans that make the Bank a high performance organization. Your New York Home Loan Bank team is dedicated to providing useful products and quality services while maintaining a high level of service and safety.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.